Exhibit 4.2.3
RESTATED AMENDMENT NO. 2

to

AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT

THIS RESTATED AMENDMENT NO. 2 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT (this “Amendment”) is executed this July 10, 2011 pursuant to Article 5.4(a) of that certain Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999, by and between Altair Nanotechnologies, Inc., a Canadian corporation formerly known as “Altair International Inc.” (the “Company”) and Equity Transfer Services Inc. (the “Rights Agent”), as amended by Amendment No. 1 dated October 6, 2008 and as amended by Amendment No. 2 dated September 20, 2010 (as so amended, the “Shareholder Rights Plan”). For purposes of this Amendment, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholder Rights Plan.

RECITALS

WHEREAS, pursuant to that certain Share Subscription Agreement dated as September 20, 2011, as amended (the “Share Subscription Agreement”) by and between the Company and Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (the “Investor”), the Company will issue and sell to Investor, and Investor will subscribe for, certain newly-issued shares of Common Stock, without par value, of the Company (the “Issuance”);

WHEREAS, pursuant to the terms of the Share Subscription Agreement, the Investor has designated its Affiliate, Energy Storage Technology (China) Group Limited, a company organized under the laws of Hong Kong (“Energy Storage”), as the purchaser of the shares of Common Stock to be issued under the Share Subscription Agreement;

WHEREAS, immediately following such issuance and subscription, Energy Storage will be the beneficial owner of 51.0% of the outstanding Voting Shares of the Company (on a fully diluted basis);

WHEREAS, to facilitate the closing of the Issuance, the Company desires to amend the Shareholder Rights Plan to provide that the Investor, Energy Storage and their respective Affiliates will be excluded from the definition of “Acquiring Person” under the Shareholder Rights Plan.

AGREEMENT

NOW, THEREFORE, on account of the events set forth in the Recitals above, the Company hereby amends the Shareholder Rights Plan as follows:

1.	Amendment to Definition of Acquiring Person.

The following provision is added as subsection (vii) to Article 1.1(a) of the Shareholder Rights Plan:

“(vii)           Canon Investment Holdings Limited, a company organized under the laws of Hong Kong, Energy Storage Technology (China) Group Limited, a company organized under the laws of Hong Kong, and their respective Affiliates;”

; provided that in the event the Share Subscription Agreement is terminated in accordance with its terms, the foregoing added provision shall be automatically deleted from the Shareholder Rights Plan with effect as of the date of termination of the Share Subscription Agreement.

2.	Full Force and Effect; Restatement of Second Amendment.

This Amendment amends, restates and supersedes Amendment No. 2 dated September 20, 2010.  Except as amended hereby, the Shareholder Rights Plan shall remain in full force and effect and all other provisions of the Shareholder Rights Plan shall remain unchanged.

3.	Entire Agreement.

The original Shareholder Rights Plan Agreement between the Company and the Rights Agent dated November 27, 1998, as amended and restated by the Shareholder Rights Plan, as further amended by this Amendment, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Amendment shall be effective upon execution by the Company.

4.	Recitals.

The above representations and statements of fact are made by the Company and not the Rights Agent.

IN WITNESS WHEREOF, this Restated Amendment No. 2 to Amended and Restated Shareholder Rights Plan Agreement is hereby executed as of the date first above written.

ALTAIR NANOTECHNOLOGIES INC.

By:	/s/
Name
Title

Accepted, Acknowledged and Agreed:

EQUITY TRANSFER & TRUST COMPANY

By:	/s/
Name
Title

By:	/s/
Name
Title